SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): May 13, 2014

MINISTRY PARTNERS INVESTMENT COMPANY, LLC
(Exact name of registrant as specified in its charter)

California	333-04028LA	26-3959348
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

915 West Imperial Highway, Suite 120, Brea, CA	92821
(Address of Principal Executive Offices)	(Zip Code)

            Registrant's telephone number, including area code: (714) 671-5720

[ ]         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]         Pre-commencement communications pursuant to Rule 14d-2(b) under the

            Exchange Act (17 CFR 240.14d-2(b))

[ ]         Pre-commencement communications pursuant to Rule 13e-4(c) under the

            Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment

      of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 13, 2014, the Company’s Board of Managers appointed James H. Overholt to serve as its President and Chief Executive Officer of the Company, effective as of that date.  Mr. Overholt was appointed to serve as the Company’s Interim Chief Executive Officer and President on November 7, 2013.  The Company previously entered into an Interim CEO Employment Agreement with Mr. Overholt dated December 5, 2013.  Mr. Overholt does not have any family relationships with any of the Company’s Board of Managers or executive Officers and is not a party to any transactions listed in Item 404(a) of Regulation S-K.

In connection with Mr. Overholt’s appointment, on May 13, 2014, the Company and Mr. Overholt entered into an Employment Agreement.  Pursuant to the Employment Agreement, Mr. Overholt will serve as the Company’s President and Chief Executive Officer for an initial one-year term.  On each subsequent year thereafter, the Agreement will renew automatically, unless either party provides the other party with written notice at least three months prior to the expiration of the term.  Mr. Overholt will receive a base salary of $210,000 per year and will be eligible to receive additional bonus awards, supplemental retirement and deferred compensation awards adopted by the Company for its CEO or other executive officers.  The Company also granted Mr. Overholt a 2014 target bonus that is equal to 40% of Mr. Overholt’s base salary, the payment of which is subject to performance milestones established by the Board.  Under the terms of the Employment Agreement, Mr. Overholt’s target 2014 bonus award will be subject to the following performance milestones:  (i) no incentive bonus will be paid if the Company’s net income is less than 75% of the Company’s targeted income of $600,000 for 2014; (ii) if the Company’s net income reaches 75% of the targeted net income, 75% of the targeted bonus will be awarded; (iii) if 100% of the Company’s targeted net income is reached, 100% of the target award will be available for distribution; (iv) if 125% or more of the Company’s targeted net income is reached, 125% of the target bonus will be awarded; and (v) the target bonus award will be subject to a ceiling of 125% of the target bonus.  Payment of Mr. Overholt’s 2014 target bonus award will be subject to additional performance, vesting or other metrics agreed upon by the Board and Mr. Overholt after the Employment Agreement has been entered into.  The Company also intends to develop a long-term incentive plan for Mr. Overholt that will provide him with incentives to increase the equity value of the Company’s Common and Series A Units and increase the Company’s capital through earnings.

Under the Employment Agreement, Mr. Overholt will also receive:  (i) reimbursement for moving and relocation expenses in an amount not to exceed $15,000; (ii) reimbursement for commuting expenses incurred and provided under the Interim CEO Employment Agreement entered into with the Company through June 30, 2014, which may be extended for an additional ninety (90) days; and (iii) reimbursement for Medicare Part A, B, D or F premiums for coverage provided to him; subject, however, to a ceiling based on the monthly costs the Company would ordinarily pay for providing health insurance benefits to its executive officers.

Mr. Overholt’s employment may be terminated by either party at any time.  If Mr. Overholt’s employment is terminated by reason of death, disability, his resignation for “good reason”, involuntary termination without “cause”, or his employment is terminated in connection with a “change in control” event, he will be entitled to receive twelve months of base salary payable in a lump sum less applicable withholdings plus a pro-rated portion of the target bonus then in effect for such year, if any. In addition, Mr. Overholt will be entitled to receive reimbursement for his and his covered dependents health insurance premiums for a period of twelve months after his termination of employment to procure health insurance benefits otherwise provided by the Company to its senior executive officers.  For each year of service completed after five years of service, Mr. Overholt will be entitled to receive an additional one month of severance benefits; subject to a maximum of twenty four (24) months of severance payments that may be paid under the agreement.  In the event Mr. Overholt’s employment is terminated for “cause” or he voluntarily terminates without “good reason”, no severance obligation will be incurred and the Company will be obligated to pay only those accrued obligations for salary, any bonus or other award that has vested, been earned and legally obligated to be paid by the Company prior to the termination date.

Under the terms of the Employment Agreement, Mr. Overholt will be subject to certain confidentiality, non-solicitation, trade secrets and restrictive covenants described in the Agreement.

The foregoing descriptions of the Employment Agreement are qualified in their entirety by the text of such Agreement, a copy of which is attached as Exhibit 10.30 to the Company’s Form 10-Q for the period ended March 31, 2014, the terms of which are incorporated by reference.

Item 9.01Financial Statements and Exhibits.

Exhibit No.	Description	Location
10.30	Employment Agreement dated May 13, 2014 by and between Ministry Partners Investment Company, LLC and James H. Overholt	Exhibit Number 10.30 filed with the Company’s Form 10-Q for for the quarter ended March 31, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:  May 19, 2014   MINISTRY PARTNERS INVESTMENT

COMPANY, LLC

/s/ Mark G. Holbrook

Mark G. Holbrook

Chairman of the Board of Managers